As filed with the Securities and Exchange Commission On September ___, 2003

                                                          Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ________________________

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           INTERNATIONAL ISOTOPES INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                         Texas                       74-2763837
            -------------------------------      -------------------
            (State or other jurisdiction of       (I.R.S. Employer
             incorporation or organization)      Identification No.)


                           Steve T. Laflin, President
                 4137 Commerce Circle, Idaho Falls, Idaho 83401
                                 (208) 524-5300
              ----------------------------------------------------
              (Address and Telephone Number of Principal Executive
                    Offices and Principal Place of Business)


            INTERNATIONAL ISOTOPES INC. 2002 LONG TERM INCENTIVE PLAN
            ---------------------------------------------------------
                            (Full title of the Plan)

                            ________________________

                                  Curtis Ashmos
                           3400 JP Morgan Chase Tower
                                   600 Travis
                            Houston, Texas 77002-3095
                     (Name and address of agent for service)
                                 (713) 226-1200
          (Telephone number, including area code, of agent for service)
                            ________________________

                                    Copy to:
                                Curtis R. Ashmos
                            Locke Liddell & Sapp LLP
                             100 Congress, Suite 300
                               Austin, Texas 78701
                                 (512) 305-4716
                            ________________________

                         CALCULATION OF REGISTRATION FEE

 -------------------  -----------------  ----------------  ------------------  ----------------
                                         Proposed Maximum   Proposed Maximum
 Title of Securities    Amount to be      Offering Price       Aggregate          Amount of
  to be Registered       Registered       Per Share (1)    Offering Price (1)  Registration Fee
 -------------------  -----------------  ----------------  ------------------  ----------------
 Common Stock, $.01   20,000,000 shares        $.03           $600,000.00           $48.54
 par value
 -------------------  -----------------  ----------------  ------------------  ----------------

         (1) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, (the "Act") solely for purposes of calculating the registration fee, based on the closing sales price reported on the OTC Bulletin Board on September 10, 2003.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The information specified by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with provisions of Rule 428 under the Securities Act of 1933 (the "Securities Act") and the introductory Note to Part I of Form S-8. A Prospectus containing the information required by Items 1 and 2 of Form S-8 will be delivered to each participant in the International Isotopes 2002 Long Term Incentive Plan.

         Following this page is a Reoffer and Resale Prospectus to be used by certain affiliates of International Isotopes Inc. ("I3") in connection with any resales of the shares they receive as a result of the exercise of stock options granted pursuant to I3's 2002 Long Term Incentive Plan. The Prospectus has been prepared in accordance with the disclosure requirements of Form S-3.

                          REOFFER AND RESALE PROSPECTUS

                           INTERNATIONAL ISOTOPES INC.

                                20,000,000 Shares
                          Common Stock, $.01 par value

This Prospectus relates to Shares (the "Shares") of the Common Stock, $.01 par value ("Common Stock"), of International Isotopes Inc. ("I3" or the "Company"), a Texas corporation which may be offered from time to time by certain stockholders listed on the Selling Stockholders table (the "Selling
Stockholders") for their own benefit. It is anticipated that the Selling Stockholders will offer the Shares for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. None of the Shares offered pursuant to this Prospectus has been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

The Common Stock of the Company is traded in the over the counter market in the "pink sheets." On September 10, 2003, the closing bid price of the Company's Common Stock, as reported in the pink sheets was $.03 (Symbol: INIS).

The securities offered hereby involve a high degree of risk. Prospective purchasers should carefully review the matters set forth in "Risk Factors" on page 8 and in the Company's reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.





               The date of this Prospectus is September 10, 2003.

No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to the President, International Isotopes Inc., 4137 Commerce Circle, Idaho Falls, Idaho 83401. The Company's telephone number at that location is (208) 524-5300.

Except for the person set forth in the foregoing paragraph, the Company has not authorized any person to give any information or make any representations, other than those contained in this Prospectus, in connection with the Shares. If given or made, such information or representations must not be relied upon as having been authorized by the Company.


                              AVAILABLE INFORMATION

The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith shall file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section of the Commission by calling the SEC at 1-800-SEC-0330. The Company makes filings pursuant to the Exchange Act with the Commission electronically, and such materials may be inspected and copied at the Commission's web site (http://www.sec.gov).

A Registration Statement on Form S-8 (the "Registration Statement") with respect to the Shares offered by this Prospectus has been filed with the Commission under the Securities Act. This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Accordingly, additional information concerning the Company and such securities can be found in the Registration Statement, including various exhibits and schedules thereto, which may be inspected at the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549. Copies of such material can be obtained from the Commission's Public Reference Section at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval ("EDGAR") system. The address of the Commission's Web site is http/www.sec.gov.

                           INTERNATIONAL ISOTOPES INC.

                                   THE COMPANY

International Isotopes Inc. (I3) was established as a Texas corporation in 1995. The Company was initially formed to produce, market, and distribute a broad range of products used in diagnostic and therapeutic nuclear medicine, research and industry. In 1998 the Company acquired a subsidiary, subsequently named International Isotopes Idaho Inc., which specialized in sales of isotopes and providing hot cell services through a contract with the Department Of Energy
(DOE) Idaho Operations and using the Advanced Test Reactor (ATR). Because of difficulties encountered with start up of the Company's Radioisotope Production Facility and Linear Accelerator, and the high cost of conducting commercial operations in the midst of a DOE laboratory, the Company underwent a substantial change in mission and strategy during 2000 and 2001. This change resulted in the sales of the Radioisotope Production Facility and Linear Accelerator in Texas and termination of the commercial isotope production contract with the DOE's prime-operating contractor in Idaho. In June of 2001, the Company relocated its corporate headquarters to Idaho to continue the subsidiary's operations as the new, primary focus and mission of the Company.

In support of our new mission and strategy, in 2001 new contract manufacturing and processing agreements were put in place, a new operating facility was obtained and licensed through the Nuclear Regulatory Commission, and new contracts put in place with the DOE's prime-operating contractor for continued reactor production of high specific activity cobalt. These new agreements now fully support the Company's business products and services, which include manufacturing nuclear medicine reference and calibration standards, processing gemstones that have undergone treatment for color enhancement, and large volume production of high specific activity (HSA) cobalt. We have been able to continue steady growth in the amount of revenues generated from these business activities. We expect continued growth and the addition of new products in 2003, which management feels will produce sufficient cash to meet our operational needs. However, prospective investors are cautioned regarding the speculative nature of any forward-looking projections. For a discussion of these and other risk factors relating to the Company when considering an investment in our securities, see "Risk Factors."

Company Licensing, Capabilities, and Qualifications

We have a fully implemented Quality Assurance program which meets the requirements of ANSI/ASME NQA-1 and 10 CFR 830.120. In order to support the production of Nuclear Medicine calibration and reference standards the Company is also a participating member of the National Institute of Standards and Technology/ Nuclear Energy Institute's (NIST/NEI) Measurement Assurance Program
(MAP) for the radiopharmaceutical industry. This program participation ensures that we can provide analytical methods and standards necessary for accurate radioactivity measurement. The Company is also a registered Food and Drug Administration (FDA) medical device manufacturer for Class I medical devices, including Nuclear Sealed Calibration Sources (892.1400) and Nuclear Flood Source Phantoms (892.1380).

Industry Overview and Target Markets

The industries and markets that require or involve the use of radioactive material are diverse. Our current operations involve products that are used in a wide variety of applications and in various markets. First, our HSA cobalt is supplied as bulk material, which is subsequently assembled into medical devices by our customer. Second, we are a contract manufacturer of several nuclear medicine reference and calibrations standards used for operational checks of various imaging and measurement systems for nuclear medicine. And third, we support the special packaging and measurement of gemstones that have undergone irradiation for color enhancement.

We conduct our operations in Idaho Falls, Idaho. Although the cobalt, nuclear medicine calibration and reference standards, and gemstone products appear diverse, they share the common links of being radioactive materials requiring extensive process quality control. Therefore, the Company is required to have an operating license from the Nuclear Regulatory Commission and specially trained staff with rigorously employed quality standards to produce and process these materials.

Products

HSA Cobalt - The Company is one of a very few sources of this material worldwide. High Specific Activity (HSA) cobalt is used primarily in external beam radiation medical devices such as Elekta's Leksell Gamma Knife. This device is used for non-surgical radiation treatment of vascular deformities and non-malignant tumors in the brain. The HSA cobalt requires three to five years of irradiation to reach the necessary level of activity for this medical application. We manage an inventory of approximately 800,000 curies of this material in various stages of production, thus ensuring a long and continuous supply of material. After irradiation the material is shipped by us directly from the DOE reactor laboratory to the customer's facilities, thus eliminating the need for any on site processing of the material following irradiation.

Other Reactor Produced Radioisotopes - The Company's facility and NRC license permits processing of a wide variety of radioisotopes. We are evaluating establishing additional radioisotope transport and processing capabilities that would permit production and sale of various new radioisotopes using the DOE laboratory test reactor for production and our Idaho Falls facility for processing.

Nuclear medicine calibration and reference standards manufacturing - The Company is an exclusive contract manufacturer to RadQual LLC for several of these types of standards. There are approximately 6,000 nuclear medicine centers around the U.S. and the number of these centers is expected to grow at an annual rate of about 5%. Each of these centers has a variety of measurement and imaging systems that require frequent use of calibration and reference standards to ensure their proper operation. Because of the relatively short lived nature of the radioactivity used in these standards, the customers are required to replace them approximately once every 12 to 18 months.

Gemstone Processing - The Company has an exclusive contract with Quali-Tech Inc. for processing gemstones. The processing involves special packaging of the gemstones in containers, which allow them to undergo irradiation for color enhancement. The processing we perform entails initial receipt of the gemstones, packaging the gemstones for irradiation, managing the transport of the stones to and from the reactor facility, and then completing post irradiation processing of the stones before return shipment to the customer. In 2001 the production volume of the gemstones was limited by the availability of irradiation containers due to the difficulty involved with repairing and constructing these containers. However, in January 2002 we had solved container construction problems and implemented a new technology to repair containers. As a result we have been able to double the number of containers available for irradiation of the gemstones. During 2002, however, the general slowdown of the economy impacted the market demand for gemstones and thus the Company's revenue resulting from processing did not meet expectations.

Competition

HSA cobalt is produced in some other reactors, but we do not believe any in the U.S. are capable of producing the high activity level and volume required for meaningful commercial production. The two domestic reactor sources are the University of Missouri Research Reactor and the High Flux Isotope Reactor located in Oak Ridge Tennessee. There are, however, numerous foreign reactors actively producing high and low specific activity cobalt. While the logistics of international transport of cobalt presents some competitive barriers, the Company must always consider the potential threat these other suppliers pose to our HSA cobalt business.

Nuclear medicine calibration and reference standards - The Company is the smallest of three major producers of these sources within the U.S. The Company's customer (RadQual, LLC) has increased the number of authorized distributors and plans to make further expansion into the market in 2003. However, there can be no assurance of increased sales.

Gemstone processing - there is no other commercial company or reactor in the U.S. processing irradiated gemstones. We believe there are one or two other reactors in the world that support this business with other companies overseas.

Government Regulation

The Company has obtained a license from the Nuclear Regulatory Commission, Region IV that permits use and possession of by-product material. The scope of this license includes calibration and reference standard manufacturing and distribution, radioactive gemstone processing, environmental sample analysis, and various research and development activities. The scope and activities permitted by this license are broad enough that it is not expected to restrict any anticipated business activities in the coming year. The Company is also registered as a medical device manufacturer through the U.S. Food and Drug Administration (FDA).


                                  RISK FACTORS

An investment in the securities offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following Risk Factors should be considered carefully in evaluating an investment in the securities offered hereby.

International Isotopes has incurred and may continue to incur losses. With the exception of 2002, we have incurred net losses for most fiscal periods since our inception. From inception (November 1995) through December 31, 2002 the Company generated $17,246,225 in revenues and had an accumulated deficit (including preferred stock dividends and returns) in the amount of $87,390,165. However, although we cannot provide any assurance we believe the Company's continued growth in our new business areas will produce sufficient revenue to meet our 2003 cash flow and operational needs.

We may need additional financing to continue operations. As of December 31, 2002 we have an outstanding debt of $1,046,520 on a $1.1 million revolving line of credit account with Texas State Bank. That note matures on December 31, 2003 and is secured with 80% of our accounts receivable and 50% of our fixed assets. Seventy-five percent (75%) of the cash resulting from the sale of any remaining Linac equipment must be applied to the principal of this note. Sales of about $460,000 of this equipment are expected in 2003. We will have to negotiate an extension of terms on this note at the end of 2003. The Company also has a ten-year note for $909,738 at 7% interest to our former Chairman of the Board. Principal and interest payments on this note are to be paid annually based upon net profits of the Company (annual principal payment to equal 30% of net pre-tax profits). At December 31, 2002, the note holder agreed to defer the April 2003 principal payment. The Company also has notes totaling $823,500 in principal amount with several of our principal shareholders, which mature in May 2004. We expect the holders of these notes to convert all or a portion of the outstanding amount of these notes to equity through the exercise of rights in our rights offering which will be completed in September 2003.

Remaining Company Obligations on the Texas State Bank Loan for the Waxahachie Property. The Company and Texas State Bank have agreed to have the loan of $345,295 assumed by an individual in consideration of our sale of the Waxahachie property. Liability for this loan would, however, revert to the Company should this individual default on the assumed note.

We will continue to be dependent upon our remaining facilities and equipment to function properly in order to provide consistent, timely shipments of products that meet our customers' specifications. If we experience equipment failures or breakdowns we may be unable to satisfy our customers, which could result in the cancellation of contracts and the loss of revenues.

There is no long-term contract in place with the DOE Contractor for continued HSA Cobalt production. The Company has put short term specific "work for non-government sponsor agreements" in place with the DOE contractor to continue sales of HSA cobalt irradiated at the Idaho reactor facility. We expect that these agreements will continue, however, there is no assurance these contracts will be equitable or continuing.

Operational hazards (i.e., spills, faults, ventilation failure, etc.) could result in the spread of contamination within our facility and require additional funding to correct. An irrevocable, automatic renewable letter of credit against a $147,000 Certificate of Deposit at Texas State Bank has been used to provide the financial assurance required by the Nuclear Regulatory Commission for our Idaho facility license. If a contamination event resulted in greater liability to us we would have to borrow money or fund the liability from our future revenue.

Government regulation could adversely affect our business. Operations within our Idaho facility are subject to the U.S. Nuclear Regulatory Commission and Food and Drug Administration regulations. Nuclear medicine calibration and reference standards are licensed and regulated. To the extent these regulations are or become burdensome, our business development could be adversely affected.

We are dependent upon key personnel. Our ongoing operations are dependent on Steve T. Laflin, President and Chief Executive Officer. The Company is highly dependent upon this person and the loss of this individual could have a material adverse effect on us. We have a $2 million dollar key man life insurance policy on Mr. Laflin and a 5-year employment agreement with him extending through February 2007. The Company has revised our employee stock options to assist with offering incentives and retaining key personnel. In addition, there is no assurance the Company will be able to retain our existing personnel or attract additional qualified employees. Loss of any of these relationships would result in a significant decline in revenue.

We are dependent on various third parties in connection with our business operations. The production of HSA Cobalt is dependent upon the Department of Energy, and its prime-operating contractor, who controls the Idaho reactor and laboratory operations. Our gemstone production is tied to an exclusive agreement with Quali Tech Inc. Nuclear medicine calibration and reference standard manufacturing is conducted under an exclusive contract with RadQual, LLC who in turn has agreements in place with several companies for marketing and sales.

We are subject to competition from other companies. Each of the business areas of the Company has direct competition from other businesses. HSA cobalt is supplied by other reactor facilities around the world. Nuclear medicine calibration and reference standards are being produced by several other manufacturers in the U.S. and overseas, and there is at least one other gemstone processor in Europe. Each of our competitors has significantly greater financial resources than us and that could create a competitive advantage for them over us.

Regulation of Radioisotope Production and Radioactive Waste. The manufacture of radioisotopes, nuclear medicine calibration and reference standards, and processing gemstones are subject to extensive federal regulation. Prior to commencing operations in our newly leased Idaho facility, the Company obtained approval from the Nuclear Regulatory Commission. The nuclear medicine calibration and reference standards are licensed as Sealed Sources through the State of Texas Department of Health. The Company's production facility does not handle "special nuclear materials" (i.e. nuclear fuels and weapons grade uranium, thorium and plutonium) and, therefore, is not designated as a "nuclear" facility.

Pursuant to the Low Level Radioactive Waste Policy Act of 1980, states are required to assure the safe disposal of mildly radioactive materials. The Nuclear Regulatory Commission, Region IV, regulates the disposal of radioactive waste for facilities operating in Idaho. The radioactive waste we produce falls into the category of low-level radioactive waste.

Other Regulations. In the event we enter into agreements with suppliers to acquire neutron-produced research and therapeutic radioisotopes we could be subject to additional regulations of the Nuclear Regulatory Commission or the Food and Drug Administration.

Our shares are not currently listed on a securities exchange or traded on Nasdaq. As a result, our shares are thinly traded and there can be no assurance that an active trading market will develop for our stock. Accordingly, owners of our shares may have a difficult time selling large blocks of shares at market prices.


                              SELLING STOCKHOLDERS

The following table shows the names of the Selling Stockholders and the number of Shares to be sold by them pursuant to this Prospectus:

                        Name                   Number of Shares
                    ------------               ----------------
                    Steve Laflin                  11,000,000
                    Daren Lords                    1,500,000
                    John Miller                    1,500,000



                              PLAN OF DISTRIBUTION

The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the Shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if such broker acts as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders, Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

The Company has advised the Selling Stockholders that Regulation M promulgated under the Exchange Act may apply to sales in the market, has furnished the Selling Stockholders with a copy of this Regulation and has informed them of the need for delivery of copies of this Prospectus. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

Upon the Company's being notified by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a cross or block trade, the Company may, in its discretion, file a supplemental prospectus under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of Shares involved, the price of which such Shares were sold by the Selling Stockholders, the commissions paid or discounts or concessions allowed by the Selling
Stockholders to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

There can be no assurances that the Selling Stockholders will sell any or all of the Shares of Common Stock offered hereunder.

                            SECURITIES TO BE OFFERED

The Shares offered hereby are Shares of Common Stock, $.01 par value, of the Company. Holders of Company Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Company Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company's Board of Directors (the "Company Board") out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of Company Common Stock are entitled to share ratably in all assets remaining after outstanding Shares of Company Preferred Stock. There are no redemption or sinking fund provisions applicable to the Company Common Stock. All outstanding Shares of Company Common Stock are fully paid and non-assessable.


                      INFORMATION INCORPORATED BY REFERENCE

There are hereby incorporated by reference into this Registration Statement and into the Prospectus relating to this Registration Statement pursuant to Rule 428 the following documents and information heretofore filed with the Commission:

         1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

         2. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003.

         3. All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this Registration Statement from the date of filing of such reports and documents.


                                  LEGAL MATTERS

The validity of the Shares of Common Stock offered hereby will be passed upon for the Company by Locke Liddell & Sapp LLP, Austin, Texas.


                                     EXPERTS

The consolidated balance sheets of International Isotopes Inc. and subsidiaries as of December 31, 2002, and 2001, and the consolidated statements of operations, stockholder deficit, and cash flows for the years then ended incorporated by reference in this prospectus, have been included in reliance upon the report of Hansen, Barnett & Maxwell, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The documents set forth below are incorporated by reference in this Registration Statement. All documents subsequently filed by International Isotopes Inc. (the "Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

         (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

         (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-KSB described in (1) above.

         (3) The description of the Common Stock that is contained in the Company's Registration Statement on Form 8-A dated August 1, 1997, filed pursuant to Section 12 of the Exchange Act, and all amendments thereto and reports which have been filed for the purpose of updating such description.


Item 4.  Description of Securities.

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.


Item 6.  Indemnification of Directors and Officers.

         As permitted by the Texas Business Corporation Act ("TBCA"), the Company's Restated Articles of Incorporation provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent permitted by the TBCA against actions that may arise against them in such capacities, and to advance expenses in connection with any such actions. Registrant's Restated Articles of Incorporation provides that directors of the Company will not be personally liable to Registrant or its stockholders for monetary damages for any act or omission in his capacity as a director except as authorized under the TBCA. The TBCA provides that a corporation may indemnify a person who was, is, or is threatened to be made a named defendant in a proceeding because such person is or was a director if it is determined in accordance with the provisions of the TBCA that the person (i) conducted himself in good faith, (ii) reasonably believed, in the case of conduct in his official capacity as director, that his conduct was in the corporation's best interests or, in other cases, that his conduct at least was not opposed to the corporation's interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A director may not be indemnified with respect to a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity, or in which the person is found liable to the corporation. Officers, employees and agents of a corporation are entitled to be indemnified by the corporation as, and to the same extent provided for, directors of the corporation.

         Registrant carries directors' and officers' liability insurance with an aggregate policy limit of $2,000,000.


Item 7.  Exemption from Registration Claimed.

         Not Applicable.


Item 8.  Exhibits.

         (a) Exhibits

             3.1 Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company' Registration Statement on form SB-2 (Registration No. 333-26269)).

             3.2      Articles   of   Amendment   to   Restated    Articles   of
                      Incorporation.

             3.3 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (Registration No. 333-26269)).

             4.1      Specimen  Common  Stock   Certificate   (incorporated   by
                      reference to Exhibit 4.1 to the Company's Registration Statement on Form SB-2 (Registration No. 333-26269)).

             5.1 Authorizing legal opinion of Locke Liddell & Sapp LLP with respect to the issuance of the securities.

             10.1 Copy of Company's 2002 Long Term Incentive Plan, including forms of nonqualified Stock Option Agreement, Incentive Stock Option Agreement and Restrictive Stock Option Agreement (incorporated by reference to Exhibit 10.1 to the Company's Annual Report on form 10-KSB for the year ended December 31, 2002).

             23.1     Consent of Hansen, Barnett & Maxwell.

             23.2     Consent of Locke  Liddell & Sapp LLP  (included in Exhibit
                      5.1).

             24       Power of Attorney (included as part of Signature page).

 --------------------
 *To be filed by amendment.

Item 9.  Undertakings.

         The Company herein undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

                Provided, however, that paragraphs (1) (i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or
                Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Idaho Falls, State of Idaho on September 10, 2003.

                                       INTERNATIONAL ISOTOPES INC.


                                       By: /s/ Steve T. Laflin
                                           -------------------
                                           Steve T. Laflin
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steve T. Laflin and Dr. Ralph M. Richart, each of them or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto said attorneys-in-fact and agents and each of them or any of them, full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


 Signature                   Title                               Date
 /s/ Dr. Ralph M. Richart    Chairman of the Board               September 10, 2003
 ------------------------    of Directors
 Dr. Ralph M. Richart


 /s/ Steve T. Laflin         President, Chief Executive          September 10, 2003
 -------------------         Officer, Chief Financial Officer,
 Steve T. Laflin             Director (Principal Executive
                             Officer and Principal Financial
                             and Accounting Officer)


 /s/ Christopher Grosso      Director                            September 10, 2003
 ----------------------
 Christopher Grosso